Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO REPORTS RECORD SECOND QUARTER 2006 RESULTS

CRANFORD, NJ, July 26, 2006 – Metalico, Inc. (AMEX: MEA), a scrap metal recycler and lead products fabricator, today announced record 2006 second quarter sales, up 49%, net income, up 159%, and a 140% increase in earnings per share, each as compared to the second quarter of 2005.

The company’s consolidated revenue and operating income for the quarter were all-time highs of $57,308,000 and $6,683,000, representing increases of 49% and 129%, respectively, over revenues of $38,468,000 and $2,920,000 in operating income from the prior year period.

Net income in the second quarter rose to $3.1 million or $0.12 per share, compared to net income of $1.2 million or $0.05 per share for the quarter ended June 30, 2005.

Revenues and operating income for the six months ended June 30, 2006 also reached all-time highs of $104,539,000 and $11,593,000, respectively, compared to $77,675,000 and $6,078,000 for the first six months of 2005. Net income for the six months ended June 30, 2006 increased to $5.9 million or $0.23 per share, compared to net income of $2.8 million or $0.12 per share for the six months ended June 30, 2005.

EBITDA (defined below) for the six months and quarter ended June 30, 2006 were $13,532,000 and $7,671,000, respectively, gains of $5,497,000 (68%) and $3,764,000 (96%) over the comparable prior year periods. EBITDA for the six months and quarter ended June 30, 2005 were $8,035,000 and $3,907,000, respectively. The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, other income and expense and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables. Metalico’s results for all periods have been adjusted for the Gulf Coast Recycling divestiture as Gulf Coast’s results of operations have been reclassified as discontinued operations.

During the second quarter, Metalico’s scrap metal segment experienced year-over-year unit volume increases of approximately 17% for ferrous and 8% for non-ferrous. The lead fabrication segment experienced approximately 24% higher year-over-year unit volume. Per unit sales prices rose for all segments year-over-year and compared to the previous quarter.

In keeping with the Company’s goal of focusing on its core businesses and strengthening its financial condition, Metalico completed the sale of its Gulf Coast Recycling lead smelting assets in the second quarter and used the proceeds to reduce debt. That sale, coupled with income from operations, allowed Metalico to lower debt outstanding from a total of $29.3 million at December, 31, 2005 to $25.7 million as of June 30, 2006, a reduction of $3.6 million, this after nearly $5.0 million in capital expenditures. Shareholders’ equity finished the second quarter at $63.3 million, an increase of $8.3 million from December 31, 2005.

“Once again we had the best quarterly results in the Company’s history, surpassing the records set in the previous quarter” said Carlos E. Agüero, Metalico’s Chief Executive Officer. “It was a period in which key factors that could affect the Company’s performance converged in a positive manner. While we have continued to experience unit volume growth, the non-ferrous price levels that we saw during the quarter were higher than anticipated and without precedent for the Company as they were for the Industry.

“A significant contributor to this quarter’s outstanding results was the greater than 50% increase in our unit volume sales for nickel-based alloys and copper over the previous year’s quarter, and sequentially this coupled with record high commodity metal prices. This goes to further prove the focused execution of our core corporate strategy, which seeks to create balanced growth through a diversified revenue mix of high-value metals.

“Non-ferrous prices have moderated from the recent peaks. However, we continue to experience a favorable mix of high metal prices for the varied commodities that we sell. In addition, our lead fabrication segment has continued to perform above budget, primarily driven by unit volume growth during a relatively flat lead-pricing environment in the three and six-month periods.”

As of July 24, 2006 Metalico, Inc. had 9,866,946 common shares issued and outstanding and 15,129,400 non-trading preferred shares (exchangeable for common at a one-to-one ratio) outstanding held principally by the financial institutions that financed Metalico at its inception, for a total of 24,996,346 common equivalent shares outstanding as of that date.

Since December 31, 2005, 1,894,221 freely trading shares of Metalico common stock have been issued from the conversion of 1,381,258 preferred shares and the exchange of convertible debt for another 512,963 shares.

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates seven recycling facilities and five lead fabrication plants in five states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to commodity pricing. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three	Six	Six
	Months Ended	Months Ended	Months Ended	Months Ended
Selected Income Statement Data:	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenue	$57,308	$38,468	$104,539	$77,675

Costs and expenses:
Operating expenses	46,126	31,823	84,463	63,933
Selling, general & administrative expenses	3,511	2,738	6,544	5,707
Depreciation & amortization	988	987	1,939	1,957

	50,625	35,548	92,946	71,597

Operating income	6,683	2,920	11,593	6,078

Interest expense	(660)	(595)	(1,256)	(1,464)
Other income	(62)	413	(44)	427

	(722)	(182)	(1,300)	(1,037)

Income from continuing operations before income taxes	5,961	2,738	10,293	5,041
Provision for income taxes	2,344	1,057	3,900	1,812

Income from continuing operations	3,617	1,681	6,393	3,229
Discontinued operations:
Loss from discontinued operations	(1,055)	(475)	(1,009)	(420)
Gain on sale of discontinued operations	560	—	560	-

	(495)	(475)	(449)	(420)

Net income	$3,122	$1,206	$5,944	$2,809

Diluted earnings per common share:
Net income	$0.12	$0.05	$0.23	$0.12

Diluted weighted average common shares outstanding:	26,032,726	26,105,108	26,002,752	24,006,164

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	June 30,	December 31,
	2006	2005
Assets:

Current Assets	$47,578	$39,212
Property Plant & Equipment, net	26,787	28,178
Intangible and Other Assets	33,357	34,047

Total Assets	$107,722	$101,437

Liabilities & Stockholders’ Equity:

Current Liabilities	$23,370	$23,181
Debt & Other Long Term Liabilities	21,003	22,245

Total Liabilities	44,373	45,426
Redeemable Common Stock	—	1,000
Stockholders’ Equity	63,349	55,011

Total Liabilities & Stockholders’
Equity	$107,722	$101,437

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, income taxes, depreciation, amortization, other income and expense and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months
	Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	(UNAUDITED)
	($thousands)
EBITDA	$7,671	$3,907	$13,532	$8,035
Less: Interest expense	660	595	1,256	1,464
Provision (credit) for federal and state income taxes	2,344	1,057	3,900	1,812
Depreciation and amortization	988	987	1,939	1,957
Other (income) expense	62	(413)	44	(427)
Discontinued operations, net	495	475	449	420

Net income	$3,122	$1,206	$5,944	$2,809